AGREEMENT

Party A: Fuqing Huanli Plastics Co., Ltd.

Party B: Fuqing Guanwei Plastics Industry Co., Ltd.

Party A and B hereby agree on the PE waste import quota base on friendly consultation:

1.	Party A agrees Party B to use its PE waste import quota for free
2.	The free usage period is 10 years
3.	Party B is responsible for all the import cost attached to the PE waste import quota
4.
Party B shall not use the PE waste import quota for any illegal purpose or conduct any illegal operations, Party B is solely responsible for any consequences resulted by the usage of the PE waste import quota

5.	Two copies of this agreement will be held by each party. The agreement comes into effective once stamped by both parties

Party A: Fuqing Huanli Plastics Co., Ltd. (Corporate sealed)

Party B: Fuqing Guanwei Plastics Industry Co., Ltd. (Corporate sealed)

November 1, 2008